EXHIBIT 4.13

             EXCLUSIVE INTERNATIONAL SALES, MARKETING MANUFACTURING
                          AND ADMINISTRATIVE AGREEMENT
                      (hereinafter called the "Agreement")

                                     between

                                   CIMYM INC.
                            (an Ontario Corporation)
                         (hereinafter called "Grantor")

                                       and

                                   CIMYM INC.
                            (a Barbados Corporation)
                         (hereinafter called "Grantee")

                        DATED THIS 4TH DAY OF JULY, 1996

Whereas, the Grantor, being a company incorporated under the laws on Ontario, Canada, has acquired, under a license agreement (hereinafter called the "Licence Agreement") with CIMAB S.A. located in the Republic of Cuba, certain right to processes technologies, compounds or products (hereinafter called "Licenced Products") for the purposes of commercialization in certain territories, which in addition includes certain first rights of refusal for additional products or extensions of the rights to the Licensed Products; and

Whereas, the Grantor requires a company to develop markets in various locations outside of Canada, such development to include all aspects technology and product development, marketing, sales, manufacturing and administration, where and if required, in such markets; and

Whereas, the Grantee, being a company incorporated under the laws of Barbados, is willing to provide the technical and financial support and professional resources to developmarkets in territories outside of Canada (hereinafter called "Territories).

Now therefore in consideration of the premises and of faithful performance of the covenants herein contained, the parties hereto agree as follows:

1.    Definitions

      Licenced Product(s) shall mean those technologies, process or products, patented or unpatented, and intellectual property that Grantor has acquired and may acquire under the licence agreement between Grantor and CIMAB S.A. dated May 3rd, 1995 (the "Licence Agreement") and described in
      Schedule 1(one).

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      Net Profit Value shall mean annual sales value of any Licensed  Product(s)
      sold less any discounts or rebates on such sales, less any cost of sales, commissions, wages, expenses and other costs related to the products sold.

      Territory shall mean those countries as specified in the Licence Agreement excluding Canada.

      Affiliate means any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with, Grantee. Control means direct or indirect ownership of or other beneficial interest in fifty percent (50%) or more of the voting stock, other voting interest or income of a corporation or other business entity.

2.    Grant

      The Grantor hereby grants and Grantee accepts an exclusive right and licence in the Territory, subject to any provisions in the Licence Agreement, to develop, market, sell manufacture and administer Licenced Products.

3.    Compensation

      In consideration of the rights granted herein, Grantee shall pay to Grantor an amount equal to eleven and a half percent (11.5%) of the Net Profit Value.

      The Grantee agrees to pay the aforementioned compensation to the Grantor on a quarterly basis in arrears. Such payment will be made within thirty days of the end of each calendar quarter.

      The Grantee also agrees to provide the Grantor with unaudited financial statements at the end of each quarter, together with a statement of the amount due under the agreement and a reconciliation of the Net Profit Value.

      The Grantee shall maintain accurate books and records in sufficient detail to enable the payments due hereunder to be determined. Such records shall be available on request by Grantee for inspection, during normal business hours, by Grantor's independent auditors.

      All payments, financial reports, statements or other information shall be in Canadian dollars. The reports shall be provided in English.


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      The Grantor  and the Grantee  shall have the right to offset any amount or balances due from one to the other under this Agreement.

4.    Term of Agreement

      This Agreement shall be effective as of the date first set forth above and shall continue in full force and effect, unless earlier terminated as herein provided, until the expiration of the last to expire of the rights to Licenced products under Licence Agreement.

      This Agreement maybe cancelled only upon the mutual written consent of both parties, or by either party on the provision of formal notice of cancellation. Such cancellation shall occur on December 31 of the fifth year after the year in which the notice of cancellation was given; and,

      This Agreement may shall terminated automatically at any time should the Grantee becomes insolvent, bankrupt, go into liquidation or be acquired or controlled by any other company, group or organization.

      Termination of this Agreement shall not terminate Grantee's obligations to pay fees and royalties that shall have accrued hereunder or Grantee's obligations.

5.    Performance

      During the term of this Licence Agreement, Grantee shall use its best efforts to administer, manufacture, have manufactured, sell lease or otherwise transfer the Licenced Products in order to maximize Net Profit Value in the Territory and any other market where the Licenced Products can be lawfully marketed without violating any other agreement of Grantor.

      The Grantee shall effectively carry out its development and marketing plan submitted with its application for the licence granted in this Licenced Agreement, and shall take those steps necessary to effectively bring the Licenced Product(s) to a point of practical application within a reasonable time, and shall make the Licenced Product(s) reasonably available to the public.

      During such period, should the Grantee not bring the Licenced Products known and available to the public in reasonable quantities, for reasonable consideration and at reasonable cost, Grantee shall have the right to petition Grantor for an extension of such period. Grantor shall not unreasonably reject such petition if the petition is supported by a substantial showing that Grantee has diligently used reasonable efforts to bring the Licenced Products to a point of practical application and make


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      the Licenced Products available to the public.  Should such showing not be made to Grantor's satisfaction, Grantor shall have the right, in its sole discretion, to modify or terminate this Licence Agreement.

6. Nothing is the Agreement shall be construed as a warranty or representation by Grantor as to the validity of any patents. Nothing in this Agreement shall be construed as a warranty or representation by Grantor that anything made, used, sold or otherwise disposed of under any licence granted under this Agreement is or will be free from infringement of patents of third parties.

7.    Indemnity

      Grantee will indemnify and hold Grantor harmless against all actions, suits, claims, demands, or prosecutions that may be brought or instituted against Grantor based on or arising out of this Agreement, including, without limitation, the following:

      a) the manufacturer, packaging, use or sale of Licenced Products by Grantee, and Affiliates or their transferees;

      b) any representation made or warranty given by Grantee or any affiliates with respect to any Licenced Products.

8.    Dispute Resolution

      All dispute or differences arising out of the interpretation of the Agreement shall be settled by two independent arbitrator.

      In the event that no decision can be reached by the arbitrators, an umpire shall be appointed by the arbitrators. The decision of the arbitrators or the umpire shall be final and not subject to appeal. Each party shall bear the cost of arbitration equally and this article shall survive the termination of this Agreement.

9.    Notices

      Any notice, reports, payments or statement required or permitted under this Agreement shall be sufficient if sent by certified mail or electronic form to:

      President                              President
      CIMYM INC.                             CIMYM INC.
      5045 Orbitor Drive                     The Life of Barbados Building
      Building 11, Suite 400                 St. Michael, Barbados
      Mississauga, Ontario                   West Indies
      L4W 4Y4


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10.   Miscellaneous

      This Agreement shall be governed by laws of Ontario.

      This Agreement is not assignable.

      This Agreement may not be altered, amended, modified or terminated except pursuant to a written agreement duly executed and delivered by each of the parties hereto.

      Subject to the representation and warranties contained herein, this Agreement contains the whole of the agreement between the parties and there are no collateral or precedent representation, agreements or conditions not specifically set forth herein.

IN WITNESS WHEREOF and intending to be legally bound hereby, each of the parties hereto has caused this Agreement to be executed by it's duly authorized representative on the date first above.

CIMYM INC.
(Ontario)


By: _____________________________________

Title: __________________________________


CIMYM INC.
(Barbados)


By: _____________________________________

Title: __________________________________